 Exhibit 99.1

FOR IMMEDIATE RELEASE

Concurrent’s Appointment of Directors

ATLANTA, GA – August 29, 2016 – Concurrent (NASDAQ: CCUR), a global provider of high-performance Linux® and storage solutions, today announced that it has reached an agreement under which Wayne Barr will join Concurrent’s Board of Directors. This agreement was reached between the Company and JDSI 1, LLC and Julian Singer, beneficial owners of the Company’s common stock. Under the terms of the agreement:

•	JDSI 1, LLC and Julian Singer, as beneficial owners, will vote their shares in favor the Company’s slate of board nominees at the Company’s 2016 Annual Meeting of Stockholders.

•	C. Shelton James has resigned from the Board and the Board has appointed Wayne Barr to serve as a new director for a term that expires at the 2016 Annual Meeting of Stockholders.

•	The Board will nominate Wayne Barr for election as a director of the Company together with Steve Nussrallah, Derek Elder, Charles Blackmon, Larry Enterline, Dilip Singh, and Robert Pons and will recommend in favor of their election by stockholders at the 2016 Annual Meeting of Stockholders.

Mr. Barr has extensive experience in the telecommunications, technology, and real estate sectors, currently working as the managing director of full-service real estate firm, Alliance Group of NC, LLC, as well as the principal at Oakleaf Consulting Group, which he founded in 2001. Mr. Barr co-founded and worked as the president of Capital & Technology Advisors and has held board memberships at numerous companies, including Anacomp, Leap Wireless International, NEON Communications, Globix Corporation, and nanotechnology company Evident Technologies. Since January 2014, Barr has been a director of public financial and diversified holding company HC2 Holdings (NYSE: HCHC).

Steve G. Nussrallah, Chairman of the Board, stated, “On behalf of the entire Concurrent board, I would like to thank Mr. James for his time, dedication and invaluable contributions to Concurrent. He has been an asset to our company and he will be genuinely missed. We are also pleased that Mr. Barr is joining the Concurrent board. Mr. Barr brings to Concurrent a broad range of experience and knowledge and we are confident that he will be a great contributor to the Company.”

In connection with the appointment of Mr. Barr to the Board, the Company has entered into a customary standstill agreement with JDSI 1, LLC and Julian Singer. Details of this agreement can be found in Concurrent’s 8-K filed today with the U.S. Securities and Exchange Commission.

About Concurrent

Concurrent (NASDAQ: CCUR) is a global software and solutions company that develops advanced applications on a core foundation of high-performance Linux and storage technologies. We serve industries and customers that demand uncompromising performance, reliability and flexibility to gain a competitive edge, drive meaningful growth and confidently deliver best-in-class solutions that enrich the lives of millions of people around the world every day. Offices are located in North America, Europe and Asia. Visit www.concurrent.com for further information and follow us on Twitter:www.twitter.com/Concurrent_CCUR.

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Concurrent Computer Corporation and its logo are registered trademarks of Concurrent. All Concurrent product names are trademarks or registered trademarks of Concurrent while all other product names are trademarks or registered trademarks of their respective owners.

For more information, contact:

Media Relations:
Tom Williams
Phone: (678) 258-4059
Email: tom.williams@ccur.com

Investor Relations:
ICR
Seth Potter
Phone: (646) 277-1230
Email: Seth.Potter@icrinc.com